Kirkpatrick & Lockhart LLP                  1800 Massachusetts Avenue, N.W.
                                            Second Floor
                                            Washington, D.C.   20036-1800
                                            202-778-9000
                                            202-778-9100 - Facsimile


                                December 30, 2002


Ladies and Gentlemen:

         We have acted as counsel to the Potomac Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 12 to the Trust's Registration Statement on Form N-1A (File Nos. 333-28697; 811-8243) (the "Post-Effective Amendment"), registering an indefinite number of Investor Class, Advisor Class and Broker Class shares of beneficial interest (the "Shares") of the Potomac OTC Plus Fund, Potomac OTC Short/Fund, Potomac Dow 30SM Plus Fund, Potomac Dow 30SM/Short Fund, Potomac Small Cap Plus Fund, Potomac Small Cap/Short Fund, Potomac MidCap Plus Fund, Potomac MidCap/Short Fund, Potomac U.S. Plus Fund, Potomac U.S./Short Fund, Potomac U.S. Government Money Market Fund, Potomac Japan Plus Fund, Potomac Japan/Short Fund, Potomac Internet Plus Fund, Potomac Internet/Short Fund, Potomac Total Market Plus Fund and Potomac Total Market/Short Fund, each a series of the Trust, under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, (the "Declaration of Trust"), its Bylaws, and the resolutions of the Board of Trustees that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

Kirkpatrick & Lockhart LLP

Potomac Funds
December 30, 2002
Page 2


         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                       Very truly yours,

                                       /s/ Kirkpatrick & Lockhart LLP

                                       Kirkpatrick & Lockhart LLP